Exhibit 5.1

July 1, 2008

Florida Public Utilities Company

401 South Dixie Highway,

West Palm Beach, FL 33401

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special Florida counsel to Florida Public Utilities Company, a Florida corporation (the “Company”), in connection with the Registration Statement on Form S-8 to be filed on or about the date hereof (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration of 120,000 shares of the Company’s common stock, $1.50 par value per share (the “Shares”) issuable from time to time under the Company’s Amended and Restated Employee Stock Purchase Plan, as amended through the date hereof (the “Plan”) pursuant to the terms of the Plan.

In so acting, we have examined originals, or copies certified or otherwise identified to our satisfaction, of (a) the Certificate of Reincorporation of the Company and the amendments thereto through the date hereof, (b) the By-Laws of the Company as currently in effect, (c) the Registration Statement, (d) the Plan, (e) certain resolutions adopted by the Board of Directors of the Company and the shareholders of the Company, and (f) such other documents, records, certificates and other instruments of the Company as in our judgment are necessary or appropriate for purposes of this opinion.

In our review and examination of all such documents, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents and records submitted to us as originals, and the conformity with authentic originals of all documents and records submitted to us as copies. We have assumed without verification the accuracy and completeness of all corporate records made available to us by the Company. To the extent we have deemed appropriate, we have relied upon certificates of public officials and certificates and statements of corporate officers of the Company as to certain factual matters; we have not independently verified the accuracy of such factual matters.

Based upon such examination and review, we are of the opinion that when the Registration Statement becomes effective under the Securities Act and the Shares are issued and paid for in accordance with the terms and conditions of the Plan, the Shares will be validly issued, fully paid and non-assessable.

Greenberg Traurig, P.A. | Attorneys at Law | 401 East Las Olas Boulevard, Suite 2000 | Ft. Lauderdale, Florida 33301 | Tel. 954.765.0500 | Fax. 954.765.1477

The opinion expressed herein is limited to the federal securities laws of the United States of America and the corporate laws of the State of Florida, and we express no opinion as to the effect on the matters covered by any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder. This opinion is given as of the effective date of the Registration Statement, and we are under no duty to update the opinions contained herein.

Very truly yours,

GREENBERG TRAURIG, PA